Exhibit 99.2

FYQ2’26 Combined Script

Intro: Brent Stringham

Good afternoon, and thank you for joining our fiscal second quarter earnings call. Joining me today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the Company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, we may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from current expectations.

We encourage you to review the cautionary statements and risk factors contained in today’s earnings release, which was furnished to the SEC and is available on our website, and other SEC filings such as our 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Additionally, during the call, we will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I will now turn the call over to Saleel.

Saleel Awsare (Section 1):

Thanks, Brent, and thank you, everyone, for joining today’s call.

We continued our momentum into the second quarter through disciplined execution, delivering revenue of $29.8 million and non-GAAP EPS of $0.04, both well within our guidance range. As expected, we experienced double digit growth year-over-year when excluding our EMEA smart grid customer, Gridspertise.

Profitability remained strong, driven by continued year-over-year gross margin expansion and the operating leverage created by last year’s cost optimization initiatives. Overall, Q2 was another step forward in aligning financial execution with our long-term Edge AI strategy. More importantly, we’re now seeing that strategy translate into tangible customer adoption across multiple end markets, as several customer engagements are moving from development and pilots into broader deployment.

As we discuss our end markets, it’s worth noting that the government shutdown last quarter created a short-term slowdown in purchasing activity from certain federal agency customers. Despite this disruption, our teams executed well and delivered solid results.

Diving into the markets we operate in, beginning with drones and unmanned systems, calendar 2026 is widely expected to mark the start of an unmanned aerial systems super cycle, reflecting accelerating adoption of autonomous platforms across defense and commercial applications.

This view is increasingly supported by the broader defense funding environment. The signed fiscal 2026 U.S. defense budget already includes over $13 billion in enacted funding allocated across unmanned systems, autonomy, ISR, and counter-UAS programs, including reconnaissance drone initiatives across the full range of mission profiles.

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While portions of this funding have yet to be released, the scale and breadth of these allocations suggest meaningful capacity to support more advanced unmanned platforms as programs move from development into execution.

Looking ahead, we believe unmanned, autonomous, and AI-enabled platforms are well-positioned to capture a growing share of future defense modernization spending.

We’re also seeing a broader shift in how the Department of War engages with the domestic drone supply chain, with a more commercial and partnership-oriented mindset focused on accelerating readiness and scaling production across trusted suppliers.

Against this backdrop, our evolution within unmanned systems positions Lantronix squarely in the value-creation layer of the ecosystem. Since entering this market, we’ve moved up the stack—from initially providing general purpose compute modules, to delivering intelligent imaging platforms, and now to enabling integrated system-level workflows that combine sensing, processing, and secure connectivity.

In many deployments, our AI edge compute modules serve as the ‘brains’ of the drone, enabling autonomous operation and real-time decision-making independent of a network connection. As a result, Lantronix operates at the intersection of payload, compute, and connectivity—three of the highest-value and least easily substituted layers in modern unmanned systems—where we believe value creation and customer relationships compound over time.

We currently focus on group 1 and 2, short-range reconnaissance drones, which aligns well with where a significant portion of current unmanned funding is directed. These programs typically represent multi-year engagements with strong lifetime value, supporting applications ranging from surveillance to advanced payloads.

Today, we’re working with over 15 OEMs, and these customers are increasingly looking to deepen their engagement with us. In response to customer demand, we introduced our Drone Reference kit at CES last month, designed to accelerate time-to-market for defense and commercial UAV developers. This platform reinforces our strategic shift from a component supplier to a platform partner by reducing integration complexity and development risk in regulated environments.

Red Cat, with their Teal drones, continues to expand their work with us beyond hardware, into software and next-generation platform development. As their production needs increase, we’re expanding our support accordingly, including higher-volume builds for the Teal platform and follow-on commitments that reinforce Red Cat’s confidence in our capabilities. We’re also partnering in their next-generation drone platform, strengthening our position as a long-term partner. Additionally, we were selected by FlightWave, a Red Cat company, to incorporate our Open-Q system-on-module into their new drone – another example of the deepening trust in our technology across their ecosystem.

Importantly, these engagements are not limited to design wins or early development. We have demonstrated the operational capability to support higher-volume production today, and we believe we are well positioned to scale alongside our customers as U.S. and allied governments accelerate deployments of unmanned systems.

In December, our Edge AI solution was selected by Trillium Engineering to power gimbaled imaging systems deployed across ISR, infrastructure inspection, and wildfire operations, validating the performance, security, and reliability of our Edge AI architecture for mission-critical deployments.

We also recently secured our first design win with Flock Safety in the Drone-as-First-Responder category, extending our Edge AI capabilities into public safety applications. While early, this win reflects growing interest beyond defense in real-time, AI-enabled situational awareness at the edge.

Lastly, we expanded our engagement into AI-enabled threat detection through a new collaboration with Safe Pro Group. Together, we are helping build an integrated edge-intelligence ecosystem by combining Safe Pro’s Object Threat Detection models with our compute modules to enable real-time, on-device detection of landmines and other ground hazards—without reliance on cloud connectivity. By allowing drones and autonomous platforms to identify threats that endanger soldiers, vehicles and civilians on the ground, this collaboration meaningfully strengthens our role at the center of a growing network of defense and autonomous systems standardizing on our AI compute technology.

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We are seeing clear and accelerating momentum in our drone business through the first half of fiscal 2026. Drone revenue grew meaningfully from Q1 to Q2, driven by deeper customer engagement and the early benefits of our platform-led approach, positioning us to realize operating leverage as programs scale over time.

As customer programs expand and move further into execution, we see continued growth through the remainder of the fiscal year and into fiscal 2027. Reflecting the strength and pace of our momentum since entering the drone market approximately a year ago, we’re raising our expectation to a range of $8 million to $12 million in drone revenue this fiscal year, an increase from the prior range of $5 million to $10 million, with drones becoming an increasingly meaningful contributor as programs scale.

Turning to Critical Infrastructure Monitoring, an important long-term pillar of our Industrial IoT strategy, where our intelligent edge hardware, secure connectivity, and Percepxion software come together to deliver end-to-end solutions.

Moving to our Tier-1 U.S. Mobile Network Operator customer, the rollout continues to progress as expected. We recognized revenue over the last two quarters, and this deployment remains an important foundation for our recurring revenue strategy.

Looking ahead, our focus is on expanding beyond monitoring generators into additional high-value applications within the tower, including backup power banks and rectifiers. Each tower includes these systems, and the opportunity is comparable in size to the generator deployment we support today.

This program represents a step forward in building recurring revenue and is scaling into a repeatable, multi-year deployment model. Over the last 12 months, software and services accounted for approximately 6% of total revenue, which we view as the early innings. As we replicate this model across additional sites and applications, we see a clear and achievable path to more than doubling that mix over the mid-term by layering software, analytics, and AI pipeline orchestration onto hardware deployments already in the field.

At CES, we debuted SmartEdge.ai and SmartSwitch.ai, our new Edge AI gateway and AI-powered fiber switch. Together, these solutions create a unified platform for real-time video analytics, intelligent connectivity, and multi-camera orchestration across enterprise and industrial environments.

A key advantage of this platform is its ability to upgrade existing infrastructure. There are millions of deployed, non-intelligent cameras and devices already in the field, and our solutions enable customers to bring AI capabilities to those environments without requiring hardware replacement. This significantly expands our addressable market and supports scalable brownfield upgrade opportunities across surveillance, smart buildings, and critical infrastructure.

In summary, I’m encouraged by our performance through the first half of fiscal 2026. We’re executing with discipline as we scale higher-growth verticals, expand software-enabled recurring revenue, and deliver continued operating leverage from a leaner cost structure.

What’s most compelling is that our diversified growth vectors—unmanned systems, critical infrastructure monitoring, and enterprise connectivity—are increasingly converging around a common Edge AI platform. This convergence enables efficient scaling, deeper customer relationships, and positions Lantronix to capture long-term secular tailwinds across aerospace, defense, and intelligent infrastructure.

With that, I’ll turn the call back to Brent to cover the financial results. Brent?

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Brent Stringham:

Thank you, Saleel.

Let me begin by going through the financial results for our fiscal second quarter, including some of the key drivers behind our performance. I’ll then provide our outlook for the third quarter ending March 31, 2026.

As Saleel noted, for the current quarter, we delivered revenue of $29.8 million. Excluding Gridspertise, we experienced year-over-year growth driven by strength in embedded compute, including our A&D and Drone programs, along with solid contributions from our Network Infrastructure switch products. We also delivered higher SaaS-based ARR, supported by the ongoing ramp of our critical infrastructure monitoring deployment with the Tier-1 MNO we’ve discussed.

Turning to gross margins…

In the second quarter, GAAP gross margin was 43.6%, compared to over a three-year high of 44.8% last quarter, and was up from 42.6% a year ago. On a non-GAAP basis, gross margin was 44.0%, compared to 45.3% last quarter and 43.2% in the prior year quarter. As we mentioned previously, the prior quarter’s margin partially benefited from certain inventory recoveries and royalty benefits that came in slightly above plan.

Overall, our continued underlying margin performance is supported by a higher mix of premium products and the disciplined cost management that we’ve been speaking to.

Turning to expenses and profitability...

GAAP operating expenses in the second quarter of fiscal 2026 were $14.0 million, down just under 6% from the prior quarter and also down approximately 9% from $15.4 million in the year-ago period, as our P&L continues to benefit from the actions we took last year.

GAAP net loss for the second quarter of fiscal 2026 improved to $1.3 million, or 3 cents per share, compared to GAAP net loss of $2.4 million, or 6 cents per share, in the year-ago quarter. On a non-GAAP basis, net income improved to $1.6 million, or 4 cents per share, compared to non-GAAP net income of $1.5 million, or 4 cents per share, in the prior quarter.

Turning to the balance sheet...

•	Net inventories were $27.1 million as of December 31, 2025, compared to $26.8 million in the prior quarter and $29.1 million in the year-ago quarter.

•	We ended the quarter with cash and cash equivalents of $23 million, an increase of approximately $800 thousand from the prior quarter. During the second quarter, we also generated positive operating cash flow of nearly $2.2 million.

•	During the quarter, we paid down about another $1 million of our outstanding debt, leaving a remaining balance of approximately $9.7 million as of December 31, 2025, which compares to $14.7 million a year ago. Our corresponding net cash position currently is approximately $13.3 million.

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Now, moving to our outlook for the third quarter of fiscal 2026, which ends March 31, 2026:

•	We expect revenue to be in the range of $28.5 million to $32.5 million.

•	Non-GAAP EPS is expected to be in the range of 3 to 6 cents per share.

I’ll now turn the call back to Saleel for closing remarks.

Saleel Awsare (Section 2):

Thanks, Brent.

As we move through the second half of fiscal 2026, I’m energized by the momentum across our business and the clarity we now have around our path forward. Our Edge AI strategy is driving real adoption across our growth vectors, and we are increasingly operating from a position of strength.

There are three key takeaways I want to leave you with today.

First, drones are scaling faster than we initially expected. We are seeing strong execution, expanding customer engagement, and clear momentum as programs move into broader deployment. Reflecting this progress, we increased our fiscal 2026 drone revenue outlook to $8 million to $12 million, a meaningful step-up from our prior expectations.

Second, we see drones becoming a material contributor to our business as we look ahead. Based on the trajectory of current programs and customer demand, we expect drone revenue to represent approximately 15% to 20% of total revenue in fiscal 2027, reinforcing our confidence in the durability and scale of this opportunity.

Third, our platform-led approach is creating leverage. We are combining Edge AI, embedded compute, and connectivity across drones, critical infrastructure, and enterprise markets—while maintaining a disciplined cost structure and expanding recurring revenue. This positions us to scale efficiently as demand accelerates.

We are disciplined, well positioned, and entering our next phase of growth with momentum. We believe Lantronix is building a differentiated Edge AI platform with expanding end markets, increasing mix of higher-value revenue, and a clear runway ahead.

With that, we’ll now open the call for questions.

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